                                                                  Exhibit (d)(4)

                                 FORM OF AMENDED

                                   SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                                ING MUTUAL FUNDS

                                       AND

                              ING INVESTMENTS, LLC

                                              ANNUAL INVESTMENT
                                                MANAGEMENT FEE
                                         (as a percentage of average            LAST CONTINUED/
SERIES                                        daily net assets)                APPROVED BY BOARD        REAPPROVAL DATE
------                                        -----------------                -----------------        ---------------
ING International Fund             1.00%                                        August 20, 2002        September 1, 2003

ING Precious Metals Fund           1.00% of assets up to $50 million            August 20, 2002        September 1, 2003
                                   0.75% of assets in excess of $50 million

ING Russia Fund                    1.25%                                        August 20, 2002        September 1, 2003

ING Global Equity Dividend Fund*   0.70%                                          May 29, 2003         September 1, 2004

ING Foreign Fund*                  1.00% of assets up to $500 million             May 29, 2003         September 1, 2004
                                   0.90% of assets in excess of $500
                                   million

*This Amended Schedule A to the Investment Management Agreement will be effective with respect to this Fund upon the effective date of the initial Registration Statement with respect to the Fund.